Exhibit B-4(d)

Composite Conformed Copy







RIVER FUEL FUNDING COMPANY #3, INC.



 __________

NOTE PURCHASE AGREEMENT
__________

 Dated as of January 30, 1998





 $25,000,000

 INTERMEDIATE TERM SECURED NOTES,

6.44% Series C Due February 15, 2001

TABLE OF CONTENTS

Section Page

1.      DEFINITIONS     1

2.      PURCHASE AND SALE OF THE NOTES  1
2.1  The Notes  1
2.2  Other Purchaser    2
2.3  The Closing        2
2.4  Use of Proceeds    3
2.5  Purchase for Investment    3

3.      REPRESENTATIONS AND WARRANTIES  3
3.1  Organization, Authorization of the Company 3
3.2  Due Execution and Delivery 4
3.3  Financial Statements; Business     4
3.4  Title to Properties        4
3.5  Litigation 5
3.6  Conformity with Other Agreements   5
3.7  No Legal Obstacle to Agreement.    5
3.8  Investment Company Status. 6
3.9  Absence of Foreign Status; etc     6
3.10  Private Offering  6
3.11  Disclosure        7
3.12  No Default.       7
3.13  Security. 7
3.14  Permitted Indebtedness.   7

4.      CLOSING CONDITIONS      8
4.1  Condition Precedent to Company's Obligations       8
4.2  Conditions Precedent to Purchaser's Obligations    8

5.      PAYMENT, REGISTRATION, TRANSFER, EXCHANGE AND REPLACEMENT OF THE
NOTES   10
5.1  Payment Address    10
5.2  Registration, Transfer or Exchange 10
5.3  Replacement        11

6.      REDEMPTION PROVISIONS   12
6.1  Mandatory Redemption upon Termination of Lease Agreement   12


6.2  Optional Redemption of Notes.      12
6.3  Notice of Redemption       12
6.4  Payment and Interest Cut-Off       13
6.5  Permanent Retirement of Notes      13
6.6  Selection of Notes for Redemption  13
6.7  Repurchase of Notes        13

7.      TERMINATION OF LEASE AGREEMENT; AMENDMENT OF BASIC AGREEMENTS AND
NUCLEAR FUEL CONTRACTS; ADDITIONAL COVENANTS    13
7.1  Termination of Lease Agreement     13
7.2  Basic Agreements and Nuclear Fuel Contracts        13
7.3  Additional Covenants       14

8.      COVENANTS       14
8.1  General Obligations        14
8.2  Books of Company   14
8.3  Notices    14
8.4  Payment of Taxes   14
8.5  Governmental Permits       14
8.6  Inspection 15
8.7  Financial Statements       15
8.8  Copies of Documents        15
8.9  Activities of Company      15
8.10  Indebtedness      15
8.11  Guarantees        16
8.12  Liens     16
8.13  Distributions     17
8.14  Investments; Loans        17
8.15  Salaries  17
8.16  Merger; Sales     17
8.17  Payments  17
8.18  Compliance with Agreements        17
8.19  Acceptance of Additional Nuclear Fuel Contracts   17
8.20  Investment Company        18
8.21  Public Utility Holding Company    18
8.22  Accounts and Deposits     18
8.23  Expenses and Indemnity    18

9.      EVENTS OF DEFAULT; CONSEQUENCES 18
9.1  Events of Default  18
9.2  Default Remedies.  20
9.3  Annulment of Acceleration  21
9.4  Notice of Default  22

10.     NO RECOURSE     22

11.     INTERPRETATION OF THIS AGREEMENT        23
11.1  Terms Defined     23
11.2  Accounting Principles     28
11.3  Directly or Indirectly    28
11.4  Choice of Law; Severability; etc. 28

12.     MISCELLANEOUS   28
12.1  Notices   28
12.2  Counterparts; Reproduction of Documents   29
12.3  Survival  29
12.4  Successors and Assigns    29
12.5  Amendment and Waiver      29
12.6  Authorization of Collateral Agent 30




Exhibit A  --  Schedule of Purchasers
	A-1
Exhibit B  --  Form of Note
	B-1
Exhibit C  --  Lessee's Certificate
	C-1
Exhibit D  --  Lessee's Letter Agreement
	D-1
Exhibit E1 --  Opinion of Carter, Ledyard & Milburn
	E1-1
Exhibit E2 --  Opinion of Carter Ledyard & Milburn
	E2-1
Exhibit F  --  Opinion of Ann G. Roy
	F-1
Exhibit G  --  Opinion of Reid & Priest LLP
	G-1
Exhibit H  --  Opinion of Friday, Eldridge & Clark
	H-1
Exhibit I   --   Opinion of Ropes & Gray
	I-1

RIVER FUEL FUNDING COMPANY #3, INC.
c/o UNITED STATES TRUST COMPANY OF
NEW YORK, as trustee
114 WEST 47TH STREET, 15th Floor
NEW YORK, NEW YORK 10036-1532



 As of January 30, 1998


To the Purchasers Named
   in Exhibit A Hereto




	Re:     Intermediate Term Secured Notes,
		6.44% Series C due February 15, 2001

Dear Sirs:

	 River Fuel Funding Company #3, Inc., a Delaware corporation (the "Company"), hereby agrees with you as follows:

1.      DEFINITIONS     DEFINITIONS;.

	Certain terms are used in this Agreement as specifically defined herein. Those definitions are contained or referred to in Section 11.1 hereof.

2.      PURCHASE AND SALE OF THE NOTES  PURCHASE AND SALE OF THE NOTES;.

	2.1 The Notes.. The Company has authorized the issuance of IT Notes and the Company proposes to issue and sell at the Closing the Company's Intermediate Term Secured Notes, 6.44% Series C due February 15, 2001, in the original aggregate principal amount of $25,000,000 pursuant to the provisions of this Agreement and of an identical Agreement with each of the other Purchasers listed in Exhibit A hereto (each of such purchasers being hereinafter referred to individually as a "Purchaser" and all such purchasers being hereinafter referred to collectively with you as the "Purchasers"). The term "Notes" shall mean said $25,000,000 of Intermediate Term Secured Notes, 6.44% Series C due February 15, 2001, and shall include any notes delivered in exchange therefor or upon the transfer or replacement thereof as provided herein; and the term "Note" shall mean any one of the Notes. Each Note shall be issued substantially in the form set forth in Exhibit B hereto in a minimum denomination of $100,000 or any larger amount that is an integral multiple of $1,000, shall be dated the date of its issuance, and shall bear interest on the unpaid principal amount thereof from the date of issuance at the rate of 6.44% per annum (computed on the basis of a 360-day year and a 30-day month). Interest shall be payable semiannually in arrears on the 15th day of February and August in each year, commencing on August 15, 1998. If any payment of principal of or Yield-Maintenance Premium, if any, or interest on any Note is required to be made on a date that is not a Business Day, such payment shall be made on the next preceding Business Day. The Notes shall mature on February 15, 2001, and shall be executed in the name and on behalf of the Company by an officer of the Company.

	2.2 Other Purchaser.. Contemporaneously with the execution of this Agreement, the Company is executing an identical (except for the name of the Purchaser) agreement with the other Purchaser identified in Exhibit A hereto pursuant to which the Company will issue and sell Notes to said other Purchaser in the aggregate amount set opposite its name in Exhibit A hereto. The sale of Notes to each Purchaser is a separate transaction in which each Purchaser shall act for itself severally and not jointly with the other Purchaser. Such identical agreements with you and with the other Purchaser are sometimes hereinafter referred to as the "Agreements."

	2.3 The Closing.. The Company agrees to issue and sell to you, in reliance upon your representations and warranties in Section 2.5 hereof, and, subject to the terms and conditions and in reliance upon the representations and warranties of the Company set forth in this Agreement and of the Lessee set forth in the certificate referred to in Section 4.2(b)(ii) hereof, you agree to purchase from the Company at the Closing the principal amount of Notes set forth opposite your name and specified in Exhibit A hereto for purchase by you, at a price equal to 100% of such principal amount. A preliminary closing in escrow shall take place at 10:00 a.m., New York time, on January 30, 1998 at the offices of Ropes & Gray, 885 Third Avenue, New York, New York, at which time all documents shall be executed and delivered into escrow until the Closing. The time for release of documents from escrow and for delivering and payment for the Notes (the "Closing") shall be February 13, 1998 (or such later date, not in any case later than February 27, 1998, as you, the other Purchaser, and the Company may agree upon) at 9:30 a.m., New York time, at the offices of Ropes & Gray, 885 Third Avenue, New York, New York. Unless otherwise requested by you, the Notes to be delivered to you at the Closing shall consist of a single Note payable to you or your nominee or registered assigns in the principal amount set forth opposite your name in Exhibit A. Unless otherwise instructed by the Company prior to the Closing, you will pay for the Note or Notes delivered to you as aforesaid by causing payment, in immediately available funds, to be wire transferred to Account No. 910-2-746428 (entitled the "River Fuel Funding Company #3, Inc. Collateral Account") at The Chase Manhattan Bank, ABA No. 021000021. If at the Closing the Company shall fail to tender the Notes to you as provided herein or if any of the conditions set forth in Section 4.2 hereof shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all obligations under this Agreement, without thereby waiving any other rights you may have by reason of such failure or such non-satisfaction.

	2.4 Use of Proceeds.. The Company will apply the proceeds of the sale of the Notes solely in accordance with the terms and limitations of the Basic Agreements. The proceeds of the sale of the Notes sold at the Closing shall be paid into the Collateral Account to be applied forthwith to the repayment of $15,000,000 principal amount of the Company's Series B IT Notes, together with accrued interest thereon, and the balance to be applied ultimately toward the purchase price of additional Nuclear Fuel. The Company will not, directly or indirectly, use any of the proceeds of the sale of the Notes for the purpose of purchasing or carrying any "margin security" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System or otherwise take or permit any action that would cause the making of the Agreements or the sale of the Notes to violate such Regulation G, Regulation
T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System (12 C.F.R. Part II, as from time to time in effect) applicable to the Company.

	2.5 Purchase for Investment.. You represent and warrant to the Company as follows: You will acquire the Notes to be purchased by you for your own account (or for a separate account under your sole control and discretion), for investment and not with a view to the distribution or any disposition thereof or any beneficial interest therein, and you have no present intention of making any such distribution or disposition; provided, however, that the disposition of your property shall at all times be and remain within your control. You acknowledge that you have received a copy of the Private
Placement Memorandum. Your acquisition of the Notes at the Closing shall constitute your confirmation of the representations and warranties contained in this Section 2.5.

3. REPRESENTATIONS AND WARRANTIES REPRESENTATIONS AND WARRANTIES;. The Company represents and warrants that:

	3.1 Organization, Authorization of the Company.. The Company is duly created and validly existing under the laws of the State of Delaware and has all requisite power and authority to own its assets, to carry on its business as now conducted and proposed to be conducted, to enter into the Agreements, to issue and sell the Notes and to carry out the terms of the Agreements and the Notes and of the Credit Agreement, the Depositary Agreement and each of the Basic Agreements. The Company has all necessary power and has taken all action required to make all of the provisions of the Agreements, the Notes, the Credit Agreement, the Depositary Agreement, each of the Basic Agreements and any other agreements and instruments executed in connection herewith and therewith by which the Company is bound, the valid and binding obligations of the Company that they purport to be.

		The Company is duly documented, licensed or qualified and in good standing and authorized to do business in New York.

		All of the Company s outstanding capital stock has been duly authorized and issued, is fully paid and nonassessable and is owned, beneficially and of record, by the Trust free and clear of any Lien or restriction on transfer, except for restrictions on transfer imposed by (i) federal, state and foreign securities laws and (ii) this Agreement.

	3.2 Due Execution and Delivery.. The Agreements, the Notes, the Credit Agreement, the Depositary Agreement and each of the Basic Agreements to which the Company is a party and the other certificates and documents signed or to be signed on behalf of the Company have been or will be duly executed and delivered by an officer of the Company who is, or at the time of the execution and delivery thereof on behalf of the Company was, or will be, duly authorized to effect such execution and delivery, and all such agreements, certificates and documents and the Notes (collectively "Documents"), if previously executed and delivered are, or, when executed and delivered will be, legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except that enforcement of the rights and remedies created by the Documents is subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and
(ii) general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

	3.3 Financial Statements; Business.. The Company has furnished you a copy of a pro forma balance sheet as of the date of the Closing which reflects the sale of the Series C Notes and the application of the proceeds, and a statement of receipts and disbursements for the fiscal year ended December 31, 1997. Such balance sheet and statement of receipts and disbursements present fairly the financial position of the Company as of the respective dates thereof. The Company has no known, contingent or other liabilities not disclosed in such balance sheet or the notes thereto.

		The Company is not a party to any instrument providing for the incurrence by the Company of indebtedness for borrowed money other than the Credit Agreement, the Series B Note Agreements, the Basic Agreements and the Depositary Agreement. The chief place of business of the Company and the place where it keeps its records concerning its accounts, contract rights, chattel paper and general intangibles is in New York County. The Company's only place of business is in New York State.

	3.4 Title to Properties.. The Company has title to all of the Company's assets owned or purported to be owned by the Company as of the date hereof as shown on the pro forma balance sheet delivered pursuant to Section
3.3 hereof, including without limitation the Nuclear Fuel referred to in Fuel Schedules Nos. 27 through 39, inclusive, to the Lease Agreement, and all such assets are free of any Liens, except those permitted by Section 8.12 hereof; provided, however, that, with respect to any title to assets acquired from the Lessee or any other vendor as provided in the Lease Agreement, the Company (except with respect to its own actions) is making this representation and warranty only to the extent of and entirely in reliance on representations and warranties made by the Lessee or such other vendor in the agreement of sale or in the vendors' bills of sale delivered from time to time pursuant to the Lease Agreement or in other instruments and has made no independent investigation with respect thereto.

	3.5 Litigation.. Except as disclosed in the Disclosure Documents, there is no litigation at law or in equity, nor any proceeding or investigation before any court, board or other governmental or administrative agency or arbitrator, pending or to the knowledge of the Company threatened, which may be expected to result in any material judgment or liability against the Company not fully covered by insurance or which reasonably could be expected to otherwise result in any material adverse change in the business, assets or condition, financial or other, of the Company, or which questions the validity or enforceability of this Agreement, the Notes, the Credit Agreement, the Depositary Agreement or any of the Basic Agreements or of any action taken or to be taken by the Company pursuant to or in connection with this Agreement, the Credit Agreement, the Depositary Agreement or the Basic Agreements; and no judgment, decree or order has been issued against the Company which has, or may be expected to have, any material adverse effect on the business, assets or condition, financial or other, of the Company.

	3.6 Conformity with Other Agreements. The Agreements do not contain any provision, term or condition that is inconsistent with, or contrary to, the Security Agreement, or that would violate, or cause the Company to be in violation of, the Credit Agreement, the Depositary Agreement or any Basic Agreement. Neither the execution and delivery of the Agreements or the Notes nor the consummation of any transaction contemplated hereby or thereby has constituted or resulted in or will constitute or result in a breach of the provisions of any other agreement or instrument by which the Company is bound or result in the creation under any agreement or instrument of any Lien upon any of the assets of the Company, except as permitted by Section 8.12 hereof.

	3.7 No Legal Obstacle to Agreement. The execution, delivery and performance, or the acceptance, as the case may be, by the Company of the Agreements, the Credit Agreement, the Basic Agreements, the Nuclear Fuel Contracts and the Notes did not, do not and will not violate any provision of any law or regulation or of any writ or decree of any court or governmental instrumentality applicable to the Company, and no consent, license, approval, order or authorization of, or filing, registration or declaration with, any governmental authority, bureau or agency or any court or other Person is required in connection with the execution, delivery, performance, acceptance, validity or enforceability of any of the above mentioned documents and instruments (provided that no representation is given with respect to the Nuclear Fuel Contracts insofar as the respective Manufacturers, as defined in the Lease Agreement, are concerned), except for (i) a general license for the Company to own special nuclear material from the Nuclear Regulatory Commission (currently granted under 10 C.F.R. Sections 40.21 and 70.20),
(ii) a license to possess and use special nuclear material granted by the Nuclear Regulatory Commission to the Lessee, and (iii) the Orders dated February 21, 1989, February 23, 1989, July 7, 1989 and January 24, 1996 of the Securities and Exchange Commission authorizing the issuance of $180 million aggregate principal amount of IT Notes at any one time outstanding, all of which licenses, orders, approvals and filings have been duly obtained or made and are final and are in full force and effect, and none of such licenses, orders, approvals and filings is the subject of any pending or, to the best of the Company's knowledge, any threatened attack by direct proceedings or otherwise; and except for a special license to possess special nuclear material from the Nuclear Regulatory Commission that the Company or the Collateral Agent may be required to obtain to take possession of the Nuclear Fuel in the event of default; provided that no representation is given herein with respect to Federal, New York or Mississippi banking or trust laws or regulations or the securities or blue sky laws or regulations of any state.

	3.8 Investment Company Status. The Company is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. The Company is not a "public utility company," or a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended. The Security Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended, and the creation of the security interest in the Collateral in favor of the Secured Parties under the Security Agreement does not require an indenture to be qualified under said Act.

	3.9  Absence of Foreign Status; etc..

	(a) Absence of Foreign Status. The Company is not (i) a Person included within the definition of "designated foreign country" or "national" of a "designated foreign country" in Executive Order No.
9193, as amended, or in the Foreign Assets Control Regulations (31
C.F.R., Chapter V, Part 500, as amended), in the Cuban Assets Control Regulations (31 C.F.R., Chapter V, Part 515, as amended) or within the meaning of any similar orders or regulations, or of any regulations, interpretations or rulings issued thereunder, or in violation of such orders or regulations or of any regulations, interpretations or rulings issued thereunder or (ii) an entity listed in Section 550.304 of the Foreign Assets Control Regulations.

	(b) Pension Plan. The Company has no pension or similar plans that are subject to the provisions of Title IV of the Employee
Retirement Income Security Act of 1974, as amended, and the applicable rules and regulations issued thereunder.

	(c) Margin Stock. The Company does not presently own any shares of "margin stock" within the meaning of Regulation G of the Board of Governors of the Federal Reserve System or any regulations, interpretations or rulings thereunder.

	3.10 Private Offering.. Neither the Company, nor to the knowledge of the Company, the Lessee nor any Person authorized or employed by any of them as agent, broker, dealer or otherwise (the only such agent being Merrill Lynch & Co.) in connection with the offering or sale of the Notes has directly or indirectly offered any of the Notes or any similar Security (other than commercial paper) for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser other than you, the other Purchaser, and not more than 100 other prospective purchasers. To the knowledge of the Company, based on the representation of Merrill Lynch & Co., each offeree was an "accredited investor" as defined in Rule 501 under the Securities Act of 1933, as amended (the "1933 Act"). The Company agrees that it has not offered and will not offer, either directly or indirectly, the Notes or any part thereof or any similar Security (other than commercial paper) for issue or sale to, or solicit any offer to acquire any of the same from, anyone, or take any other action which would subject the issuance and sale of the Notes to the provisions of Section 5 of the 1933 Act.

	3.11 Disclosure.. None of the representations in this Agreement, the pro forma balance sheet and statement of receipts and disbursements referred to in Section 3.3 hereof, the Fuel Schedules referred to in Section 3.4 hereof, or in any other document, certificate, or statement furnished to you by or on behalf of the Company in connection with the transactions contemplated hereby contained as of its date any untrue statement of a material fact or omitted to state a material fact necessary in order to make the representations contained herein or the statements contained therein not misleading in light of the circumstances under which they were made. There is no fact within the knowledge of the Company which has not been disclosed herein or therein and which materially adversely affects, or in the future, so far as the Company can now foresee, may so affect, the business, assets or condition, financial or otherwise, of the Company.

	3.12 No Default. No Default or Event of Default has occurred under the Credit Agreement and, to the knowledge of the Company, no default or event of default has occurred under any of the other Basic Agreements. To the knowledge of the Company, no event of termination has occurred under Section
20 of the Lease Agreement on the date hereof.

	3.13 Security. The Security Agreement is effective to create in favor of the Collateral Agent as agent for the Secured Parties a legal, valid and enforceable first priority security interest in all of the Collateral, and a legal, valid and enforceable purchase money security interest in all of the Company's right, title and interest in the Nuclear Fuel Contracts and the Nuclear Fuel referred to in the Fuel Schedules referred to in Section 3.4, including any Nuclear Fuel to be acquired with the proceeds of the Notes, and all filings, recordings and other actions that are necessary in order to establish, preserve and perfect the Collateral Agent's lien on and security interest in the Collateral as a legal, valid and enforceable first lien and security interest, or purchase money security interest, as the case may be, have been duly effected, except that the foregoing representation shall not be deemed to be violated as a result of the existence or priority of any lien permitted by Section 15 of the Lease Agreement.

	3.14 Permitted Indebtedness. As of the date hereof and after giving effect to the sale of the Notes pursuant to the Agreements on the date of the Closing, the aggregate SLV of the Nuclear Fuel plus any accrued Daily Lease Charges plus the cash and investments held in the Collateral Account equals or exceeds, or will equal or exceed, the then sum of the Outstandings under the Credit Agreement plus the aggregate outstanding principal amount of all IT Notes.

4.      CLOSING CONDITIONS

	4.1 Condition Precedent to Company's Obligations.. The Company's obligation to issue and deliver the Notes to be delivered to you at the Closing shall be subject to the receipt by the Company at or prior to the time of the Closing of (i) a written consent of the Lessee authorizing the Company to execute and deliver the Agreements and to issue and sell the Notes and (ii) copies of the opinions of Ann G. Roy, Esq., Senior Counsel to Entergy Services, Inc. and Reid & Priest LLP referred to in Section 4.2(a).

	4.2 Conditions Precedent to Purchaser's Obligations.. Your obligation to purchase and pay for the Notes to be delivered to you at the Closing shall be subject to the satisfaction of the following conditions precedent prior to or contemporaneously with the delivery of the Notes to you at the Closing:

	(a) Opinions of Counsel. You shall have received at the Closing from Carter Ledyard & Milburn, counsel for the Company and the Trustee, Ann G. Roy, Esq., counsel for the Lessee and special Mississippi counsel for the Company as to perfection of the security interests and conformity with Mississippi law, Reid & Priest LLP, New York counsel for the Lessee and the Guarantor, Friday, Eldridge & Clark, special Arkansas counsel for the Lessee, and Ropes & Gray, your special counsel, their favorable opinions, dated the date of the Closing, substantially in the form of Exhibits E-1, E-2, F, G, H and I, respectively.

	(b)     Representations True.

	(i)     The representations and warranties contained in
Section 3 hereof and otherwise made by or on behalf of the Company in writing in connection with the transactions contemplated hereby (which shall not be deemed to include any of the documents specifically referred to in Section 4.2(b)(ii) hereof) shall be true and correct in all material respects at and as of the time of the Closing; and no condition or event which, if the Notes had been outstanding from the date hereof, would constitute a Default or an Event of Default shall have occurred and be continuing at the time of Closing.

	(ii) The representations and warranties of the Lessee contained in Section 2 of the Lease Agreement shall be true, correct and complete in all material respects at and as of the time of the Closing with the same force and effect as though made at and as of the time of the Closing. On the date hereof the Private Placement Memorandum, when read together with the other Disclosure Documents, does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. You shall have received at the Closing a certificate to such effects dated the date thereof and signed by the Treasurer or an Assistant Treasurer of the Lessee substantially in the form of Exhibit C to this Agreement and the representations and warranties of the Lessee contained therein shall be true and correct as of the time of the Closing.

	(c) Compliance with this Agreement. The Company shall have performed and complied with all agreements and conditions contained herein which are required to be performed or complied with by the Company before or at the Closing.

	(d) Company's Certificates. You shall have received at the Closing (1) a certificate of the Secretary of the Company dated the date of the Closing certifying: (i) that the charter documents and By-laws of the Company attached thereto are true and complete and in full force and effect, (ii) that the resolutions attached thereto have been duly adopted by the Board of Directors of the Company, (iii) that there is no action pending to amend the Company's charter, and (iv) the incumbency and specimen signatures of each officer of the Company executing this Agreement and the Notes, and (2) a certificate dated the date of the Closing and signed by or on behalf of the Company, certifying that the conditions specified in Sections 4.2(b)(i) and 4.2(c) have been fulfilled.

	(e) Lessee's Consent and Letter Agreement. You shall have received at the Closing a copy of (i) the Lessee's Consent pursuant to
Section 33(b) of the Lease Agreement and (ii) a letter agreement substantially in the form of Exhibit D to this Agreement (the "Lessee's Letter Agreement"), both signed by the Lessee.

	(f) Legality. The purchase of and payment for the Notes shall not be prohibited by any applicable law or governmental regulations and shall not subject you to any penalty or other onerous condition under or pursuant to any applicable law or governmental regulation. The Notes shall at the time of the Closing qualify as a legal investment for mutual life insurance companies under the New York Insurance Law without resort to any basket provision thereof and you shall have received such evidence as you may reasonably request to establish compliance with this condition.

	(g) Proceedings Satisfactory; Basic Agreements. All proceedings taken in connection with the sale of the Notes and all documents and papers relating thereto shall be satisfactory to you. You and your special counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or as a basis for your special counsel's closing opinion, all in form and substance satisfactory to you.

	(h) Information. The Company shall have delivered to you such information as you shall have reasonably requested for use as a basis for any filings which you may be required to make with certain regulatory bodies and with the National Association of Insurance
Commissioners.

	(i) Simultaneous Sales. At the Closing, the Company shall have simultaneously sold to the other Purchaser the principal amount of Notes set opposite its name on Exhibit A hereto and shall have received payment from it therefor.

	(j) Private Placement Number. A Private Placement Number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

	(k) Payment of Fees. The Company shall have made satisfactory arrangements for the payment of the legal fees and expenses of your special counsel, Ropes & Gray.

5. PAYMENT, REGISTRATION, TRANSFER, EXCHANGE AND REPLACEMENT OF THE NOTES PAYMENT, REGISTRATION, TRANSFER, EXCHANGE AND REPLACEMENT OF THE
NOTES;.

	5.1 Payment Address.. The Company shall make or shall cause the Registrar to make all payments on account of interest and principal and Yield-Maintenance Premium, if any, to be paid in respect of the Notes held by you or your assignee by wire transfer in immediately available funds on the scheduled payment date at your payment address specified in Exhibit A hereto, or in such other manner and at such other address as shall be designated by notice to the Company and the Registrar in respect of Notes held by you or by any other Noteholder. Payments on account of each Note shall be made without the necessity of any presentment or notation of payment, and the amount of principal so paid on any Note shall be regarded as having been retired and canceled at the time of payment. Any Note with respect to which interest and principal and Yield-Maintenance Premium, if any, shall have been fully paid shall be surrendered to the Company (or, at the Company's direction, to the Registrar) and shall be retired and canceled. The holder of any Note, before any transfer thereof, shall make a notation thereon of the date to which interest has been paid and of all principal payments theretofore made thereon and shall in writing notify the Company of the name and address of the transferee.

	5.2 Registration, Transfer or Exchange.. So long as any of the Notes remain unpaid, the Company shall cause the Registrar to keep at its principal office referred to in Section 12.1 hereof (or at such other office of the Registrar within the State of New York as the Company or the Registrar shall have identified by written notice to each of the Noteholders) a register in which shall be entered the names and addresses of all Noteholders and the particulars of those Notes held by them and of all transfers of such Notes. The holder in whose name any Note shall be so registered shall be deemed and treated as the owner thereof for all purposes of this Agreement and neither the Company nor the Registrar shall be affected by any notice to the contrary. For the purpose of any request, direction or consent hereunder, the Company and the Registrar may deem and treat the holder of any Note as the owner thereof without production of such Note. Any Noteholder may at any time and from time to time prior to maturity or redemption thereof surrender any Note held by it for transfer or exchange at said office of the Registrar; provided, however, that the proposed transfer or exchange does not violate the 1933 Act, or any other applicable law relating to the sale of securities and the Company may require, as a condition to the registration of any transfer, an opinion of counsel for the transferring Noteholder (which may be in-house counsel) to the effect that such transfer is exempt from the registration requirements of the 1933 Act, and, if applicable, any state securities laws. If such opinion is not provided by in-house counsel and if the transfer shall be to an "accredited investor" as defined in Rule 501(a) under the 1933 Act, the reasonable cost of such opinion shall be borne by the Company. Within a reasonable time thereafter and without expense (other than transfer taxes, if any) to such holder, the Company shall cause the Registrar to issue in exchange therefor another Note or Notes, dated the date to which interest has been paid on each Note surrendered or dated the date of such surrendered Note if no interest has theretofore been paid thereon, for the same aggregate principal amount as the unpaid principal amount of the Note or Notes so surrendered, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered. Each such new Note shall be registered in the name of such Person or Persons as the holder of such surrendered Note or Notes may designate in writing, and such exchange shall be made in a manner such that no additional or lesser amount of principal or interest shall result. The Company will pay or will cause the Registrar to pay shipping and insurance charges, from and to each Noteholder's main office, involved in the exchange or transfer of any Note.

	5.3 Replacement.. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will cause the Registrar to issue a new Note, of like tenor and amount and dated the date to which interest has been paid, or dated the date of such lost, stolen, destroyed or mutilated Note if no interest has theretofore been paid thereon, in lieu of such lost, stolen, destroyed or mutilated Note.

	Notwithstanding the foregoing provisions of this Section 5.3, if any Note of which you or your nominee is the holder is lost, stolen or destroyed, the affidavit of your Treasurer or any officer setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnity or security shall be required as a condition to the execution and delivery by the Company and the Registrar of a new Note in replacement of such lost, stolen or destroyed Note other than your written agreement to indemnify the Company and the Registrar.

6.      REDEMPTION PROVISIONS   REDEMPTION PROVISIONS;.  The Company covenants
and agrees that so long as any of the Notes are outstanding it will redeem the Notes as follows:

	6.1 Mandatory Redemption upon Termination of Lease Agreement.. The Company shall, upon the occurrence of any event of termination described in
Section 20(a)(ii) through 20(a)(x), inclusive, of the Lease Agreement, redeem or shall cause the Registrar to redeem the entire outstanding principal amount of the Notes without premium on the Termination Settlement Date. In the event of a purchase of Nuclear Fuel by the Lessee pursuant to Section 10(b) of the Lease Agreement, the Company shall redeem or shall cause the Registrar to redeem without premium only that portion of the principal amount of the Notes at the time outstanding which bears the same relationship to the aggregate principal amount of all Notes at the time outstanding as the SLV of the Nuclear Fuel purchased bears to the SLV of all Nuclear Fuel. Upon any partial redemption of the Notes, each Noteholder shall, if so requested by the Company or the Registrar, surrender to the Registrar all Notes held by such Noteholder in exchange for a new Note or Notes in an aggregate principal amount equal to the outstanding principal amount of the surrendered Note or Notes, less the amount of such partial redemption. Except as provided in this Section 6.1 or in Section 6.2 hereof, neither the Company nor the Registrar may redeem the Notes, in whole or in part, prior to the stated maturity thereof.

	6.2 Optional Redemption of Notes. The Company shall have the right, at its option, at any time and from time to time, to prepay all or any portion of the principal amount of Notes outstanding and shall, at the request of the Lessee or upon the occurrence of an event of termination as described in
Section 20(a)(i) of the Lease Agreement, redeem or shall cause the Registrar to redeem the entire principal amount of the Notes outstanding (the amount so prepaid or redeemed being hereinafter referred to as the "Called Principal") at a price equal to the sum of (i) the Called Principal, (ii) interest accrued on the Called Principal through the Redemption Date (as defined below) and
(iii) the Yield-Maintenance Premium, if any.

	6.3 Notice of Redemption.. Notice of each prepayment or redemption of Notes pursuant to Section 6.1 or 6.2 hereof shall be given by the Company not less than 30 nor more than 60 days before the redemption date (the "Redemption Date") by mailing to each Noteholder an irrevocable notice of intention to redeem specifying the date of redemption, identifying the event of termination under the Lease Agreement giving rise to such redemption (in the case of redemption pursuant to Section 6.1), stating the aggregate principal amount of Notes to be redeemed on such date and the principal amount of the Notes to be redeemed on such date held by the Noteholder to whom such notice is sent and accrued interest applicable to such redemption. In the case of a redemption pursuant to Section 6.2 hereof, a written calculation of the redemption price shall be sent to each holder of Notes to be redeemed not later than 12:00 noon on the Business Day prior to the Redemption Date.

	6.4 Payment and Interest Cut-Off.. Upon each redemption of Notes, in whole or in part, the Company shall pay or shall cause the Registrar to pay to each holder thereof the amount of its Notes to be redeemed together with the unpaid interest in respect thereof accrued to the Redemption Date and Yield-Maintenance Premium, if any. Notice of redemption having been given in compliance with Section 6.3 hereof, the aggregate principal amount of the Notes to be redeemed shall become due and payable on the Redemption Date, and from and after said date (unless the Company or the Registrar shall default in paying the amounts then due) interest on such principal amount of the Notes shall cease to accrue.

	6.5 Permanent Retirement of Notes.. Notes redeemed in full or otherwise acquired by the Company or the Registrar shall be permanently retired and canceled and shall not under any circumstances be reissued or resold.

	6.6 Selection of Notes for Redemption.. Each redemption required by the Agreements shall be made so that the Notes then held by each Noteholder shall be redeemed in a principal amount in integral multiples of $1,000 which shall bear the same ratio, as nearly as possible, to the total principal amount being redeemed as the principal amount of Notes then held by such Noteholder shall bear to the aggregate principal amount of the Notes then outstanding.

	6.7 Repurchase of Notes.. Neither the Company nor the Registrar will repurchase or make any offer to repurchase IT Notes unless (i) such IT Notes are repurchased in order of maturity and (ii) if the Company or the Registrar has offered to purchase less than all IT Notes with a given maturity, then such IT Notes will be repurchased pro rata from all holders of such IT Notes at the time outstanding and upon the same terms.

7.      TERMINATION OF LEASE AGREEMENT; AMENDMENT OF BASIC AGREEMENTS AND
NUCLEAR FUEL CONTRACTS; ADDITIONAL COVENANTS    TERMINATION OF LEASE
AGREEMENT; AMENDMENT OF BASIC AGREEMENTS AND NUCLEAR FUEL CONTRACTS; ADDITIONAL COVENANTS;. So long as any IT Notes are outstanding:

	7.1 Termination of Lease Agreement.. The Company shall not terminate the Lease Agreement pursuant to Section 3(b) of said Agreement without receiving the prior written consent of the holders of at least 66 2/3% in aggregate principal amount of all IT Notes at the time outstanding.

	7.2 Basic Agreements and Nuclear Fuel Contracts.. The Company shall not enter into any amendment to or supplement of any Basic Agreement or any written waiver or modification of the terms of any Basic Agreement or enter into any amendment to or supplement of any Nuclear Fuel Contract or any written waiver or modification of the terms of any Nuclear Fuel Contract (unless, in the case of Nuclear Fuel Contracts, such actions shall be permitted under the Lease Agreement) without in each case receiving the prior written consent of the holders of at least 66 2/3% in aggregate principal amount of all IT Notes at the time outstanding.

	7.3 Additional Covenants.. The Company shall not agree to any affirmative or negative covenant with respect to the business, operations, properties or condition, financial or otherwise, of the Company with any Person who shall extend or propose to extend credit to the Company unless either (x) such covenant is in existence on the date hereof and a copy of the document containing such covenant has been provided to you or (y) subject to
Section 12.5(a), such covenant is contained in an amendment of or supplement to the Agreements, in an agreement with respect to the purchase of other IT Notes or in one of the Basic Agreements.

8.      COVENANTS       COVENANTS;.  Without limiting any other covenants and
provisions hereof, the Company covenants and agrees that, so long as any of the Notes are outstanding, it will perform and observe the following covenants and provisions:

	8.1 General Obligations.. The Company will (i) duly observe and conform to all valid requirements of any governmental authorities relative to the conduct of its business or to the ownership of its assets, (ii) preserve and keep in full force and effect the existence of the Company and the rights, privileges and franchises of the Company and (iii) obtain, maintain and keep in full force and effect all consents, permits, licenses, approvals, orders and authorizations which are necessary to properly carry out the transactions contemplated to be performed by it by this Agreement, the Notes and the Basic Agreements to which it is a party.

	8.2 Books of Company.. The Company will keep books of record and account acceptable to you in relation to its business and activities.

	8.3 Notices.. Upon obtaining knowledge thereof, the Company will promptly give written notice to you of (i) the occurrence of any Default or Event of Default hereunder or any of the events set forth in Sections 18, 19 or 20(a) of the Lease Agreement or any "Default" or "Event of Default" under the Credit Agreement; (ii) any litigation or proceedings with respect to the Company, or affecting the Company or any of its assets; and (iii) such other information concerning the business, assets, or condition, financial or otherwise, of the Company as you may from time to time reasonably request.

	8.4 Payment of Taxes.. The Company will cause to be computed, paid and discharged (subject to the provisions of Section 10 hereof) when due all taxes, assessments and other governmental charges or levies imposed upon the Company, or upon any income or assets of the Company, prior to the day on which penalties are attached thereto, unless and except to the extent that the same shall be contested in good faith by appropriate proceedings diligently prosecuted and no foreclosure, distraint, sale or other similar proceedings shall have commenced or been threatened.

	8.5 Governmental Permits.. The Company will, to the extent obtained or received by it, furnish or cause to be furnished to you a copy of any authorization, license, permit, consent, order or approval of any governmental authority obtained or required to be obtained in connection with the transactions contemplated by the Agreements, the Notes or any of the Basic Agreements.

	8.6 Inspection.. The Company will permit any Person designated by you to inspect any of the Company's Property (subject to the provisions of Section 12 of the Lease Agreement) or any of the books or financial records of the Company and to discuss the affairs, finances and accounts of the Company with the officers of the Company or the Company's independent certified public accountants, all at such reasonable times and as you may reasonably request.

	8.7 Financial Statements.. The Company will furnish to you, within 30 days after the close of each Calendar Quarter, a quarterly statement of receipts and disbursements relating to the Company for such Quarter and for the portion of the fiscal year then ended.

	8.8 Copies of Documents.. The Company will promptly deliver to you copies of (i) all amendments, modifications and waivers, (ii) all requests for any such amendment, modification or waiver, and (iii) any notice of an "Event of Default", in each case received or delivered by the Company, under or with respect to the Credit Agreement, the Lease Agreement, any of the Basic Agreements or any of the IT Note Agreements (or, to the extent requested by you, the Depositary Agreement or Dealer Agreement), to the extent that the same shall not have been delivered to you pursuant thereto.

	8.9 Activities of Company.. The Company will not engage in any business or activity of any kind or enter into any transaction which is not directly related to the purchase, sale and leasing of Nuclear Fuel pursuant to the Lease Agreement and the financing thereof in the manner contemplated by the Credit Agreement, the Agreements, the Depositary Agreement and the Basic Agreements and the IT Notes Agreements.

	8.10 Indebtedness.. The Company will not, directly or indirectly, create, incur, assume or suffer to exist any indebtedness of any kind for borrowed money, extensions of credit or the deferred purchase price of property, except

	(a) the indebtedness evidenced by the IT Notes, each of which complies with all of the following requirements: (i) such IT Note shall not be secured by any collateral other than the Collateral described in the Security Agreement in accordance with the terms thereof, unless the Notes, the CP Notes and the Loan Notes and any other indebtedness incurred in connection with bank credit facilities permitted under
Section 8.10(b) hereof are secured equally and ratably by such additional collateral, (ii) such IT Note shall not be guaranteed directly or indirectly by any Person nor shall the holder thereof be assured against loss or nonpayment unless the Notes, the CP Notes and the Loan Notes and any other indebtedness incurred in connection with bank credit facilities permitted under Section 8.10(b) hereof shall have the benefit of such guaranty or assurance on a pro rata basis with such IT Note, (iii) there shall not exist a Default or an Event of Default hereunder or a "Default" or "Event of Default" under the Credit
Agreement on the date of issuance of such IT Note, and (iv) immediately following the issuance of such IT Note, the sum of (i) the aggregate SLV of the Nuclear Fuel plus (ii) any accrued Daily Lease Charges plus (iii) cash and investments in the Collateral Account shall equal or exceed the sum of the Outstandings under the Credit Agreement and any other indebtedness incurred in connection with bank credit facilities permitted under Section 8.10(b) hereof plus the aggregate outstanding principal amount of all IT Notes (including the Notes); and

	(b) indebtedness evidenced by the Credit Agreement, the CP Notes and the Loan Notes or any of their successors. No such bank indebtedness shall constitute permitted indebtedness of the Company unless (i) the banks providing such credit facilities, other than the Credit Agreement, shall have acknowledged and agreed to the terms of the Basic Agreements, (ii) the banks providing such credit facilities, including the banks participating in the Credit Agreement, shall not be secured by any collateral other than the collateral described in the Security Agreement in accordance with the terms thereof unless all IT
Notes at the time outstanding are secured equally and ratably by such additional Collateral, (iii) indebtedness incurred in connection with such bank credit facilities shall not be guaranteed directly or indirectly by any Person nor shall any bank providing such credit facilities be assured against loss or nonpayment unless all IT Notes shall have the benefit of such guaranty or assurance on a pro rata basis with the banks providing such credit facilities, (iv) there shall not exist a Default or an Event of Default hereunder at the time of execution of any credit agreement with a bank other than the Credit Agreement, and (v) immediately following the incurrence of any indebtedness with respect to such bank credit facilities, the aggregate
SLV of the Nuclear Fuel plus any accrued Daily Lease Charges plus cash and investments in the Collateral Account shall equal or exceed the sum of Outstandings under the Credit Agreement and all other outstanding bank indebtedness plus the aggregate outstanding principal amount of all IT Notes (including the Notes), provided, however, that all indebtedness for borrowed money (other than indebtedness evidenced by the IT Notes), in aggregate principal amount (before discount) at any one time outstanding shall not exceed $250,000,000 less the aggregate principal amount of the IT Notes outstanding at such time.

	8.11 Guarantees.. The Company will not become or remain liable, directly or contingently, in connection with any obligation of any Person, whether by guaranty, endorsement (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase or repurchase, agreement to supply or advance funds or otherwise.

	8.12 Liens.. The Company will not create, incur, assume or suffer to exist any Lien upon or with respect to any of the Company's Property, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income except (i) Liens created in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, under the Security Agreement and
(ii) Liens which Section 15 of the Lease Agreement allows the Lessee to permit on the Nuclear Fuel.

	8.13 Distributions.. The Company will not declare or pay any distribution (whether in cash or in Property) with respect to the profits, assets or capital of the Company.

	8.14 Investments; Loans.. The Company will not make or suffer to exist any loans or advances to, or make any investments (by way of transfer of Property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Person except for the purchase of Nuclear Fuel as contemplated by the Lease Agreement and the investments permitted by Section
3.4 of the Security Agreement.

	8.15  Salaries..  The Company will not pay any salaries or wages.

	8.16 Merger; Sales.. The Company will not enter into any transaction of merger or consolidation, or terminate, liquidate or dissolve itself (or suffer any termination, liquidation or dissolution), or acquire or be acquired by any Person, or otherwise change the form or organization of its business, or convey, sell, lease or otherwise dispose of any of its Property or business, except for (i) transactions contemplated by the Lease Agreement and
(ii) Liens permitted by Section 8.12 hereof.

	8.17 Payments.. The Company will not make any payment or advance any amounts to any Person unless it shall be expressly permitted to make such payment by this Agreement, the Credit Agreement, other bank credit facilities permitted under Section 8.10(b) hereof, the Lease Agreement, the Dealer Agreement or an IT Note Agreement.

	8.18 Compliance with Agreements.. The Company will not fail to (i) duly perform all obligations to be performed by it under each of the Basic Agreements and (ii) upon instructions from the Collateral Agent on behalf of the Secured Parties pursuant to Section 6.2 of the Security Agreement, promptly take any and all actions as may be necessary to enforce its rights under the Lease Agreement and to enforce or secure the performance by the Lessee of its obligations thereunder. Without limiting the generality of the foregoing, the Company shall, upon the written instructions of the Lessee, file or cause to be filed all continuation statements required under the Uniform Commercial Code or other applicable law, as from time to time in effect in each applicable jurisdiction, with respect to the Liens and security interests granted under the Security Agreement in order to maintain a prior perfected security interest in the Collateral.

	8.19 Acceptance of Additional Nuclear Fuel Contracts.. The Company shall not accept the assignment by the Lessee of all or any part of the Lessee's rights in and to any additional Nuclear Fuel Contracts except in accordance with the terms and provisions of Section 4 of the Lease Agreement.

	8.20 Investment Company.. The Company will not be an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

	8.21 Public Utility Holding Company.. The Company will not be a "public utility company," or a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

	8.22 Accounts and Deposits.. The Company will not open, create or maintain any bank account, or make any deposit with or in any financial institution, except for the Commercial Paper Account and the Collateral Account.

	8.23 Expenses and Indemnity.. Whether or not the transactions contemplated hereby shall be consummated, the Company will pay all reasonable expenses (including the reasonable fees and expenses of its counsel and your special counsel) in connection with the preparation and reproduction of the Agreements and the Notes, and also in connection with any amendments of or waivers under the Agreements or the Notes or the Basic Agreements, will indemnify you and hold you harmless against all broker's and finder's fees, and will pay all your out-of-pocket expenses reasonably incurred in connection with the matters contemplated hereby and thereby, and, at your election, will reimburse you for any such expenses paid by you.

	In the event that it subsequently is determined that any tax is due on the issue of the Notes or on your acquisition thereof, or on any modification of the Notes or of the Agreements, the Company will pay or cause to be paid all such taxes and interest and penalties, if any (excluding, however, any transfer taxes), and will indemnify and save you and all holders of the Notes harmless from any loss or damage of any kind whatsoever resulting from or arising out of the nonpayment or delay in the payment of such taxes. The obligations of the Company under this Section 8.23 shall survive the payment of the Notes. In no event shall the Company be required to pay any taxes based upon your net income or profits or upon interest income arising out of the Notes.

9.      EVENTS OF DEFAULT; CONSEQUENCES EVENTS OF DEFAULT; CONSEQUENCES;.

	9.1 Events of Default.. The occurrence of one or more of the following events shall constitute an "Event of Default" under the Agreements:

	(a) Principal Payments. The Company fails to make any payment of any part of the principal of any of the Notes when and as the same shall become due and payable, whether at the stated maturity of the Notes or at a date fixed for redemption or by acceleration or otherwise; or

	(b) Interest Payments. The Company fails to make any payment of interest on any of the Notes when and as the same shall become due and payable and any such default shall continue for a period of ten days; or

	(c) Covenant Defaults. The Company (i) fails to perform or observe any covenant contained in Section 7 or Sections 8.9, 8.10, 8.11,
8.12 (with respect to Liens created by it), 8.13 through 8.17, 8.18(ii) (with respect to specific instructions from the Collateral Agent), 8.19 and 8.22 of this Agreement or (ii) fails to provide the notice required by Section 8.3(i) of this Agreement and such failure shall continue for a period of fifteen days from the date of which an officer of the Company first acquired knowledge of the event requiring such notice; or

	(d) Other Defaults. The Company fails to comply with any other provision of the Notes or of the Agreements, and such failure shall continue for more than thirty days after the earlier of (i) written notice thereof shall have been given to the Company by any Noteholder or
(ii) actual knowledge thereof by an officer of the Company; or

	(e) Representations or Warranties. Any representation or warranty made by or on behalf of the Company or the Lessee contained in the Agreements or in any instrument furnished in compliance with or in reference to the Agreements, or in connection with any amendment thereof, shall prove to have been false or misleading in any material respect as of the date made; or

	(f) Default on Indebtedness. Any IT Note or any other indebtedness for borrowed money of the Company is declared to be, or otherwise becomes, due and payable (other than at the option of the Company) prior to its stated maturity or regularly scheduled dates of payment, or any event shall occur or any condition shall exist in respect of any such indebtedness or under any agreement securing or relating to such indebtedness, the effect of which is to require (or permit any holder of such indebtedness of the Company to require) such indebtedness, or any portion thereof, to be paid prior to its stated maturity or prior to its regularly scheduled dates of payment; or

	(g) Event of Default under Lease Agreement or Credit Agreement. Any "Event of Default" shall occur under the Lease Agreement or any "Event of Default" shall occur under the Credit Agreement or any event of default shall occur with respect to any other indebtedness incurred in connection with bank credit facilities permitted under Section
8.10(b) hereof; or

	(h) Lessee's Letter Agreement. The Lessee fails to observe any covenant contained in the Lessee's Letter Agreement; or

	(i) Bankruptcy; Insolvency. The Company shall be involved in financial difficulties as evidenced:

	(1) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing the commencement of such a voluntary case;

	(2) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition;

	(3) by the entry of an order for relief in any involuntary case commenced under said Title 11;

	(4) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;

	(5)  by the entry of an order by a court of competent jurisdiction
(i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (iii) assuming custody of, or appointing a receiver or other custodian, for all or a substantial part of its property; or

	(6) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

	9.2  Default Remedies.

	(a)     Acceleration.  If an Event of Default described in clause
(a) or (b) of Section 9.1 hereof shall occur and be continuing with respect to any Note, the holder of such Note, may by notice in writing to the Company declare the entire unpaid balance of such Note and all interest and Yield-Maintenance Premium, if any, accrued and unpaid thereon to be, and such amount shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and, to the extent permitted by law, such holder may proceed to institute suit for the enforcement of the payment of principal, interest and Yield-Maintenance Premium, if any, on such Note. If an Event of Default, including, without limitation, an Event of Default described in clause (a) or (b) of Section 9.1 hereof, shall occur and be continuing (unless there shall have occurred an Event of Default under Section 9.1(i) hereof, in which case the unpaid balance of all Notes shall automatically become due and payable), the holders of at least a majority of the principal amount of the Notes at the time outstanding may, by notice in writing to the Company, declare the entire unpaid balance of the Notes and all interest and Yield-Maintenance Premium, if any, accrued and unpaid thereon to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. The Company will forthwith pay to the holder or holders of all the Notes at the time outstanding the entire unpaid balance of and interest and Yield-Maintenance Premium, if any, accrued on the Notes. In addition, subject to the provisions of the Security Agreement, following an Event of Default each Noteholder may proceed to protect and enforce such holder's rights by suit in equity, action at law and/or other appropriate proceeding for specific performance of, or for any injunction against violation of, any covenant or provision contained in the Notes or herein or in aid of the exercise of any power granted in the Notes or herein, or by law or otherwise.
Each of the Noteholders shall following an Event of Default have all of the rights of a Secured Party; provided, however, that no Noteholder shall have any right to enforce directly any of the rights or the security interests granted by the Security Agreement or to require the Collateral Agent to take or refrain from taking any action under the Security Agreement.

	(b) Nonwaiver and Expenses. No course of dealing between the Company or the Lessee and any Noteholder nor any delay or failure on the part of any Noteholder to exercise any right shall operate as a waiver of such right. A waiver of the rights of any Noteholder may be made only in accordance with Section 12.5 hereof. If the Company fails to pay when due the principal of or interest or Yield-Maintenance Premium, if any, on any Note, or fails to comply with any other provision of the Agreements, the Company will pay to the holder thereof, to the extent permitted by law, any applicable late charge, as provided in the Notes, and such further amounts as shall be sufficient to cover the cost and expenses, including but not limited to reasonable attorneys' fees, incurred by such holder in collecting any sums due on the Note or in otherwise enforcing any of such holder's rights under this Agreement.

	9.3  Annulment of Acceleration..  If a declaration is made pursuant to
Section 9.2(a) by any holder or holders of the Notes, then and in every such case, the holders of more than 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration, and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

	(a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or the Agreements;

	(b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal or interest on the Notes which has become due and payable by reason of such declaration under Section 9.2(a)) shall have been duly paid; and

	(c) each and every other Default and Event of Default shall have been waived pursuant to Section 12.5 hereof or otherwise made good or cured;

and provided, further that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereon.

	9.4 Notice of Default.. If any Noteholder shall demand payment because of, or take any other action of which the Company shall have actual knowledge in respect of, an alleged Default, or if the Company acquires knowledge of any Default or of any Event of Default, the Company shall forthwith give written notice, specifying the nature of such Default or Event of Default and any such action, to each holder of the Notes at the time outstanding, and the Company shall also give written notice to each such holder if any written instrument of rescission or annulment as aforesaid shall be filed with it under the provisions of Section 9.3 hereof.

10.     NO RECOURSE     NO RECOURSE;.

	This Agreement, the Depositary Agreement, the Notes, the Security Agreement, the Lease Agreement and any other document executed and delivered by the Company in connection herewith or therewith is intended to be a corporate obligation of the Company only, and all of the statements, representations, covenants and agreements made by the Company contained herein or therein are made and intended only for the purpose of binding the Company and establishing the existence of rights and remedies provided for herein or therein which can be exercised and enforced against the Company. Therefore, anything contained in this Agreement, the Depositary Agreement, the Notes, the Security Agreement, the Lease Agreement and any other document to the contrary notwithstanding, no recourse may be made by any Noteholder against River Fuel Trust #3, United States Trust Company of New York, as trustee or in its individual capacity, or any incorporator, shareholder (direct or indirect), affiliate, director, officer, employee or agent of the Company, River Fuel Trust #3 or United States Trust Company of New York with respect to claims against the Company arising under or relating to this Agreement; provided, however, that nothing in this Section 10 shall relieve the Company from its corporate obligations under this Agreement.

11.     INTERPRETATION OF THIS AGREEMENT

	11.1 Terms Defined.. Unless the context otherwise specifies or requires, each term defined in this Section 11.1 shall, when used in this Agreement, have the meaning indicated. To the extent that certain of the terms defined in this Agreement are defined by cross-reference to documents which may not be in full force and effect during the entire term of this Agreement, and subject to the provisions of Section 7.2 hereof, the definitions contained in such documents shall be and remain effective for purposes of implementing this Agreement during the term of this Agreement.

	Agreement - See Section 2.2 hereof. The term "Agreements" shall include, in addition to the original agreements pursuant to which the Notes are issued, every other instrument which the Company and the holders of the Notes execute at any time which shall amend the original agreements, and the words "hereof", "hereunder", "herein" and other like expressions refer to the original agreements as so amended as a whole and not to any particular Section or subsection thereof.

	Amendatory Agreement - shall mean the Amendatory Agreement, dated as of December 27, 1995, among the Company, the Lessee, the Trustee, the Bank,
Morgan Guaranty Trust Company of New York and The Chase Manhattan Bank.

	Assignment - shall mean the assignment of a Nuclear Fuel Contract pursuant to Section 4 of the Lease Agreement.

	Bank - shall mean Union Bank of Switzerland, New York Branch.

	Basic Agreements - collectively, the Assignments, the Lessee's Letter Agreement, the Lessee's Consent, the Lease Agreement, the Security Agreement, and the Trust Agreement, and shall include the exhibits, schedules and annexes attached to each of the foregoing.

	Business Day - any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

	Calendar Quarter - a calendar quarter ending on the last day of any March, June, September or December.

	Called Principal - See Section 6.2 hereof.

	Closing - See Section 2.3 hereof.

	Collateral - all property or rights referred to in Section 2 of the Security Agreement in which a security interest is granted to the Collateral Agent as pledgee for the ratable benefit of the Secured Parties, pursuant to the Security Agreement.

	Collateral Account - shall have the meaning specified in Section 3.1 of the Security Agreement.

	Collateral Agent - shall have the meaning specified in the Security
Agreement.

	Commercial Paper Account - shall have the meaning specified in Section
1.01 of the Credit Agreement as in effect on the date hereof.

	Company - shall mean River Fuel Funding Company #3, Inc., a Delaware corporation.

	CP Notes - Promissory notes of the Company sold or to be sold in the commercial paper market and described as "A Notes" in Section 1.01 of the Credit Agreement as in effect on the date hereof.

	Credit Agreement - the Credit Agreement dated as of February 24, 1989, as amended on September 24, 1996, between the Company and the Bank, and as the same may be further modified, supplemented or amended from time to time.

	Daily Lease Charge - shall have the meaning set forth in Section 1 of the Lease Agreement.

	Dealer Agreement - the Placement Agency Agreement dated as of February 24, 1989 between the Company and Merrill Lynch Money Markets Inc., as the same may be modified, supplemented or amended from time to time.

	Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

	Depositary Agreement - the Depositary Agreement dated as of February 24, 1989, as amended by the Amendatory Agreement, between the Company and The
Chase Manhattan Bank, as successor Depositary, as the same may be modified, supplemented or amended from time to time.

	Disclosure Documents - means the Private Placement Memorandum and the Annual Report on Form 10-K for the year ended December 31, 1996 of Entergy Corporation and the Lessee, their Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, the Lessee s Current Report on Form 8-K dated December 29, 1997, and Entergy Corporation's Annual Report to Stockholders for the year ended December 31, 1996.

	Discounted Value - shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Redemption Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.

	Event of Default - See Section 9.1 hereof.

	Guarantor - shall mean Entergy Corporation.

	IT Notes - all intermediate term secured promissory notes of the Company (including the Notes) which comply with the provisions of Section 8.10 hereof.

	IT Note Agreements - collectively, the agreements between the Company and one or more lenders pursuant to which such lenders have purchased or agreed to purchase any of the IT Notes.

	Lease Agreement - the Fuel Lease dated as of February 24, 1989 between the Company and System Energy Resources, Inc., as the same may be modified, supplemented or amended from time to time in accordance with Section 7.2 hereof.

	Lessee - shall mean System Energy Resources, Inc. and its successors, as lessee under the Lease Agreement.

	Lessee's Consent - shall mean the consent of the Lessee referred to in
Section 33(b) of the Lease Agreement.

	Lessee's Letter Agreement - See Section 4.2(e) hereof.

	Lien - any mortgage, pledge, lien, security interest, title retention, charge or other encumbrance of any nature whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to execute and deliver any financing statement under the Uniform Commercial Code of any jurisdiction).

	Loan Notes - the promissory notes issued by the Company to evidence loans made by the Bank under the Credit Agreement and described as "B Notes" in Section 1.01 of the Credit Agreement as in effect on the date hereof.

	Noteholder or holder of any Note - the Person in whose name a Note is registered.

	Notes - See Section 2.1 hereof.

	Nuclear Fuel - shall have the meaning specified in Section 1 of the Lease Agreement.

	Nuclear Fuel Contract - shall have the meaning specified in Section 1 of the Lease Agreement.

	Outstandings - shall have the meaning specified in Section 1.01 of the Credit Agreement as in effect on the date hereof.

	Person - An individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

	Private Placement Memorandum - means the Private Placement Memorandum for River Fuel Funding Company #3, Inc., dated January 1998, from Merrill Lynch & Co.

	Property - Any interest in any kind of property or asset whether real, personal or mixed, or tangible or intangible.

	Purchaser - See Section 2.1 hereof.

	Redemption Date - See Section 6.3 hereof.

	Registrar - The Chase Manhattan Bank, or such other registrar and paying agent (being a commercial bank or trust company authorized to conduct business in the State of New York and having combined capital and surplus of not less than $25,000,000) as the Company may appoint to act as registrar and paying agent in respect of the Notes. The Company shall give written notice to each Noteholder of the appointment of any successor Registrar.

	Reinvestment Yield - shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the Business Day next preceding the Redemption Date with respect to such Called Principal, on Bloomberg page PX3 or PX4 (or such other display as may replace Bloomberg page PX3 or PX4) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Redemption Date, or
(ii) if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, the Treasury Constant Maturity Series yields reported for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Redemption
Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Redemption Date.
Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between reported yields.

	Remaining Average Life - shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Redemption Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

	Remaining Scheduled Payments - shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Redemption Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

	Secured Parties - shall have the meaning specified in Section 1.1 of the Security Agreement.

	Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

	Security Agreement - the Security and Collateral Agency Agreement dated as of February 24, 1989, as amended by the Amendatory Agreement, executed and delivered by the Company in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as the same may be modified, supplemented or amended from time to time in accordance with Section 7.2 hereof.

	SLV - shall have the meaning specified in Section 1 of the Lease
Agreement.

	Termination Settlement Date - shall have the meaning specified in
Section 20(b) of the Lease Agreement.

	Trust - shall mean River Fuel Trust #3, a trust formed pursuant to the Trust Agreement.

	Trust Agreement - shall mean the Trust Agreement dated as of February 22, 1989, as amended by the Amendatory Agreement, among United States Trust Company of New York, as trustee, The Chase Manhattan Bank, as successor trustor, and System Energy Resources, Inc., as beneficiary.

	Trustee - shall mean United States Trust Company of New York, as Trustee of the Trust.

	Yield-Maintenance Premium - shall mean, with respect to any Note, a premium equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Redemption Date with respect to such Called Principal. The Yield-Maintenance Premium shall in no event be less than zero.

	11.2 Accounting Principles.. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with generally accepted accounting principles in effect on the date that this Agreement was executed, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

	11.3 Directly or Indirectly.. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person including actions taken by or on behalf of any partnership in which such Person is a general partner.

	11.4 Choice of Law; Severability; etc. 11.4 Choice of Law; Severability; etc.; This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of law provisions or rule that would cause the application of the domestic substantive laws of any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable, such provision shall, to the extent permitted under applicable law, be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable law. The provisions of this Agreement are severable, and in the event that any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

12.     MISCELLANEOUS   MISCELLANEOUS;.

	12.1 Notices.. Any notice, demand or other communication which by any provision of the Agreements is required or provided to be given shall be deemed to have been delivered if in writing addressed as provided below and actually delivered by mail, courier, telex or facsimile to the following addresses:

	(i) if to you, at your address shown in Exhibit A to this Agreement, marked for attention as there indicated, or at such other address as you may have furnished the Company in writing; or

	(ii) if to any other Noteholder, to such address as may be set forth in the register referred to in Section 5.2 hereof, such holder being empowered to change its address on the register by notice in writing to the Company and the Registrar; or

	(iii) if to the Company, at 114 West 47th Street, 15th Floor, New York, New York 10036, c/o United States Trust Company of New York, marked for attention of the Corporate Trust and Agency Division, Department B, or at such other address as it may have furnished in writing to you and all other holders of the Notes at the time outstanding; or

	(iv) if to the Registrar, at The Chase Manhattan Bank, One Chase Manhattan Plaza, New York, New York 10081, Attention: Corporate
Company Administration, or at such other address as the Company or the Registrar shall have furnished in writing to you and all other holders of the Notes at the time outstanding; and

	(v) with copies in the case of each such notice, demand or other communication to the Lessee, at Echelon One, 1340 Echelon Parkway, Jackson, Mississippi 39213, Attention: Treasurer, or at such other address as the Lessee may have furnished to you and all other holders of the Notes at the time outstanding and to the Company.

	12.2 Counterparts; Reproduction of Documents.. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument. This Agreement and all documents relating thereto (except the Notes themselves), including, without limitation,
(a) consents, waivers and modifications which may hereafter be executed, (b) documents received by you at the closing of your purchase of the Notes and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

	12.3 Survival.. All covenants, agreements, representations and warranties made by the Company or the Lessee herein or in any certificate or other instrument delivered by either of them or on their behalf under this Agreement shall survive the delivery to you of the Notes regardless of any investigation made by you or on your behalf. All statements in any such certificate or other instrument executed and delivered by the Company or the Lessee shall constitute warranties and representations by the Company or the Lessee hereunder.

	12.4 Successors and Assigns.. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns. The provisions of this Agreement are intended to be for the benefit of all holders, from time to time, of any of the Notes, and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights under this Agreement has been made by you or your successor or assign.

	12.5  Amendment and Waiver..
	(a) Requirements. Any provision in the Agreements or in the Notes to the contrary notwithstanding, changes in or additions to the Agreements may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, if the Company shall obtain consent thereto in writing from the holder or holders of not less than 66 2/3% in principal amount of all Notes at the time outstanding; provided, however, that no such consent shall (i) reduce the amount of the principal of any of the Notes or change the amounts or dates of any payment or redemption of principal due upon any of the Notes or reduce the rate or extend the time of payment of interest or premium on any of the Notes, without the consent of the holder of each Note so affected or
(ii) reduce the percentage of Noteholders required to approve any such amendment or effectuate any such waiver or amend the provisions of this
Section 12.5 or Sections 9.2(a) or 9.3 hereof, without the consent of the holders of all of the Notes at the time outstanding. Any consent may be given subject to satisfaction of conditions stated therein. The Company shall deliver copies of each such consent to any Noteholder who did not execute the same.

	(b) Solicitation of Noteholders. So long as any outstanding Notes are owned by you, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of the Agreements or the Notes unless each Noteholder (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 12.5 shall be delivered by the Company to each Noteholder forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Noteholder as consideration for or as an inducement to the entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of the Agreements unless such remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.

	(c) Binding Effect. Any such amendment or waiver shall apply equally to all the holders of the Notes and shall be binding upon them and upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

	12.6 Authorization of Collateral Agent. You hereby authorize the Collateral Agent to carry out its duties under and with respect to the Security Agreement and hereby agree to accept and be bound by all of the provisions thereof, including without limitation, the provisions (a) prohibiting the enforcement of the Security Agreement without the direction or consent of the Designated Holders (as that term is used in the Security Agreement), (b) limiting the duties of the Collateral Agent thereunder and exonerating it from certain liabilities, (c) permitting amendments to the Security Agreement and waivers and releases of Collateral thereunder and (d) providing that under certain circumstances you shall be responsible for your pro rata share of expenses of the Collateral Agent as set forth in Section 6.8 of the Security Agreement.

	12.7 Entire Agreement; No Oral Change. This Agreement, together with any other writing signed by the parties expressly stated to be supplementary hereto and together with the instruments and certificates to be delivered to you pursuant to this Agreement, constitute the entire agreement between you and the Company with respect to the subject matter hereof, superseding all prior understandings and writings relating thereto, and may not be changed orally.

	If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart of this Agreement and return such counterpart to the Company whereupon this Agreement will become binding between us in accordance with its terms.

	Very truly yours,
	RIVER FUEL FUNDING COMPANY #3, INC.
	By:    /s/  Louis P. Young
	Title:  President


Accepted:


METROPOLITAN LIFE INSURANCE
COMPANY
By:__/s/  James R. Dingler
Title:  Director




Accepted:

NATIONWIDE LIFE INSURANCE
COMPANY

By:    /s/  Edwin P. McCausland, Jr.
Title: Vice President
	 Fixed-Income Securities

EXHIBIT A

SCHEDULE OF PURCHASERS


Name and Address                        Registered        Principal Amount of
    of Purchaser                          Number          Notes to be Purchased

Metropolitan Life Insurance             CR-001                  $17,000,000
     Company
One Madison Avenue
New York, New York  10010

Purchaser's Tax ID:  13-5581829

(1) All payments on account of the Notes in accordance with the provisions thereof and of this Agreement shall be transmitted, not later than 12
Noon, New York time, by bank wire or inter-bank transfer of immediately available funds for credit to:

	Federal Funds Wire Transfer to:

	The Chase Manhattan Bank
	ABA #021000021
	33 East 23rd Street
	New York, New York  10010
	Metropolitan Life Insurance Company, Account No. 002-2-410591

Contemporaneous with the above wire transfer, advice setting forth:

	(1) the full name, interest rate and maturity date and PPN of the Notes or other obligations;
	(2) allocation of payment between principal, Yield-Maintenance Premium and interest and any special payment; and
	(3) name and address of bank from which wire transfer was sent, a contact name and telephone number.

(2) Copies of all notices and confirmations of payments shall be delivered or mailed to:

				Metropolitan Life Insurance Company
				Private Placements Unit
				334 Madison Avenue
				Convent Station, New Jersey  07961-0633
				Facsimile:  (973) 254-3050

		With a copy (other than confirmations of payments) to:

				Metropolitan Life Insurance Company
				One Madison Avenue
				New York, New York  10010-3690
				Attention:  Richard Clarke (Legal Department)
				Facsimile:  (212) 578-3916

EXHIBIT A



SCHEDULE


OF PURCHASERS


Name and Address                        Registered       Principal Amount of
    of Purchaser                          Number         Notes to be Purchased

Nationwide Life Insurance               CR-002                  $8,000,000
     Company
One Nationwide Plaza (1-33-07)
Columbus, Ohio  43215-2220
Attention:  Corporate Fixed-Income Securities
Fax:  (614) 249-45453

Purchaser's Tax ID:  31-4156830

(1) All payments on account of the Notes in accordance with the provisions thereof and of this Agreement shall be transmitted, not later than 12
Noon, New York time, by bank wire or inter-bank transfer of immediately available funds for credit to:

	Federal Funds Wire Transfer to:

			The Bank of New York
			ABA #021-000-018
			BNF:  IOC566
			F/A/O Nationwide Life Insurance Company
			Attn:  P&I Department

Contemporaneous with the above wire transfer, advice setting forth:

	(1) the full name, interest rate and maturity date and PPN of the Notes or other obligations;
	(2) allocation of payment between principal, Yield-Maintenance Premium and interest and any special payment; and
	(3) name and address of bank from which wire transfer was sent, a contact name and telephone number.

(2) Copies of all notices and confirmations of payments shall be delivered or mailed to:

				Nationwide Life Insurance Company
				c/o The Bank of New York
				P.O. Box 19266
				Attn:  P&I Department
				Newark, NJ  07195

		With a copy (other than confirmations of payments) to:

				Nationwide Life Insurance Company
				One Nationwide Plaza (1-32-05)
				Columbus, Ohio  43215-2220
				Attention:  Investment Accounting
				Fax:  (614) 249-6286

EXHIBIT B


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT.


RIVER FUEL FUNDING COMPANY #3, INC.


Intermediate Term Secured Note, 6.44% Series C

Due February 15, 2001



						     New York, N.Y.

CR-__________                                        PPN_____________


$                                                 _________________
							Date


	RIVER FUEL FUNDING COMPANY #3, INC. (the "Company"), a Delaware corporation, FOR VALUE RECEIVED, hereby promises to pay to ____________________ or registered assigns (hereinafter referred to as the "Payee") on February 15, 2001 the principal amount of _______________ Dollars ($_____) or such part thereof as then remains unpaid and to pay interest on the unpaid balance of such principal amount from the date of this Note at the rate of 6.44% per annum, payable semiannually in arrears on the 15th day of February and August in each year commencing on August 15, 1998, and, if this
Note is issued thereafter, on the next succeeding the February 15 or August 15 whichever first occurs after the date hereof, until such principal amount shall be paid. The Company further promises to pay to the Payee on demand a late charge of l% of any principal (including any required redemption), Yield-Maintenance Premium (as defined in the Agreements hereinafter referred to), and interest not paid when due, to cover the administrative costs of the Payee related to collecting and accounting for late payments, so far as the same may be legally enforceable. Interest shall be computed on the basis of a 360-day year and a 30-day month.



	Payments of principal and interest and Yield-Maintenance Premium, if any, shall be made in lawful money of the United States of America by wire transfer or check mailed, as the Payee may direct the Company in writing, to the office of the Payee, or at such other place in the United States of America as the Payee shall have designated to the Company in writing.

	This Note is one of an issue of Intermediate Term Secured Notes, 6.44% Series C due February 15, 2001, of the Company originally issued in the aggregate principal amount of $25,000,000 pursuant to the provisions of separate but identical (except for the name of the Purchaser) Note Purchase Agreements dated as of January 30, 1998 between the Company and the Purchasers named therein (hereinafter referred to as the "Agreements"). Each holder is entitled to the benefits of the Agreements and may enforce each of the agreements of the Company as contained therein and may exercise each of the remedies provided thereby, or otherwise available in respect thereof, against the Company, but neither this reference to the Agreements nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Company to pay the principal amount hereof and interest and Yield-Maintenance Premium, if any, hereon as herein provided. As provided in the Agreements (i) this Note is subject to redemption, in whole or in part, and
(ii) in case of an Event of Default, as defined in the Agreements, the principal of this Note may become or may be declared due and payable in the manner and with the effect provided in the Agreements. The Company agrees to make required redemptions on account of this Note in accordance with the provisions of the Agreements.

	This Note is an IT Note referred to in the Security and Collateral Agency Agreement, dated as of February 24, 1989, as amended, between the Company and The Chase Manhattan Bank, as agent for the ratable benefit of the holders of the Notes and the other Secured Parties named therein (the "Security Agreement"). The holder of this Note is entitled to the benefits of the Collateral (as defined in the Security Agreement), and the rights of the holder hereof in the Collateral are subject to and governed by the provisions of the Security Agreement, and the holder hereof shall not have any rights with respect to the Collateral except to the extent and in the manner provided in the Security Agreement.

	As further provided in the Agreements, upon surrender of this Note for transfer or exchange, a new Note or new Notes of the same tenor (except for the name of the holder) dated the date to which interest has been paid, or dated the date of this Note if no interest has theretofore been paid hereon, and in an aggregate principal amount equal to the unpaid principal amount of this Note will be issued to, and in the name of, the transferee or transferees. The Company and the Registrar (as defined in the Agreements) may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

	The Company and all endorsers of this Note hereby waive presentment, demand, notice of nonpayment, protest and, except as provided in Section 9 of the Agreements, all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

	This Note is governed by and shall be construed in accordance with New
York law.

				RIVER FUEL FUNDING COMPANY #3, INC.


					By:____________________________
					Title:

EXHIBIT  C
CERTIFICATE
OF
SYSTEM ENERGY RESOURCES, INC.

	This Certificate is being delivered by System Energy Resources, Inc., an Arkansas corporation) (the "Lessee"), pursuant to Section 4.2(b)(ii) of the Note Purchase Agreements, dated as of January 30, 1998 (the "Note
Agreements"), between River Fuel Funding Company #3, Inc., a Delaware corporation, and the Purchasers named in Exhibit A thereto, relating to the issue and sale of $25,000,000 in original aggregate principal amount of the Notes. Terms defined in the Note Agreements are used herein with the same meanings ascribed to them therein, unless otherwise defined herein.

	In connection with the purchase of the Notes pursuant to the Note Agreements, the Lessee DOES HEREBY REPRESENT AND CERTIFY, that:

	1. The Lessee acknowledges receipt of conformed counterparts of the Note Agreements and familiarity with the provisions, terms and conditions thereof.

	2. Since September 30, 1997, there has been no material adverse change in the Lessee's business or financial condition.

	3. The execution, delivery and performance, or the acceptance, as the case may be, by the Lessee of all Basic Agreements to be executed by it and the Nuclear Fuel Contracts did not and will not violate any provision of any law or regulation or of any writ or decree of any court or governmental instrumentality applicable to the Lessee and no consent, license, approval, order or authorization of, or filing, registration or declaration with, any governmental authority, bureau or agency or any court or other Person is required in connection with the execution, delivery, performance, acceptance, validity or enforceability of any of the above mentioned documents and instruments (provided that no representation is given with respect to the Nuclear Fuel Contracts insofar as the respective Manufacturers are concerned), except for (i) a general license to own special nuclear material from the Nuclear Regulatory Commission (currently granted under 10 C.F.R. Sections 40.21 and 70.20), (ii) a license to possess and use special nuclear material granted by the Nuclear Regulatory Commission, and (iii) orders, dated February 21, 1989, February 23, 1989, July 7, 1989, and January 24,
1996. respectively, of the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended, which licenses and orders have been duly obtained or made and are final and in full force and effect, provided that no representation is given with respect to Federal, New York or Mississippi banking or trust laws or regulations or the securities or blue sky laws or regulations of any State.

	4.  The representations and warranties of the Lessee contained in
Section 2 of the Lease Agreement are true, correct and complete in all material respects on and as of the date hereof. On the date hereof the information contained in the Disclosure Documents as supplemented by the information contained in Schedule 1 hereto, if any, does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The amount of the Lessee's shareholder's equity has not declined below the amount shown on its balance sheet for the fiscal year ended December 31, 1996 and the Lessee's income before extraordinary items, as shown on its income statement at the end of the fiscal year immediately preceding the date hereof, is a positive number.

	5. Each of the Basic Agreements to which the Lessee is a party and the Nuclear Fuel Contracts listed in Exhibit A to the Lease
Agreement is in full force and effect without amendment or modification, other than those identified in the definitions thereof contained in the Note Agreements.

	6. No default or Event of Default (as defined in the Lease Agreement) under the Lease Agreement or event described in Section 20(a) of the Lease Agreement has occurred.

	7. As of the date hereof and after giving effect to the sale of the Notes to which this Certificate relates, the aggregate SLV of the Nuclear Fuel plus any accrued Daily Lease Charges plus the cash and investments held in the Collateral Account equals or exceeds the sum of the Outstandings under the Credit Agreement plus the aggregate outstanding principal amount of all IT Notes, as set forth in Annex A hereto.

	8. The Lessee has requested that the funds being made available to the Company pursuant to the Note Agreements on the date hereof be applied first toward the payment of maturing Series B IT Notes and the balance to be ultimately applied toward the purchase price of additional Nuclear Fuel in accordance with the directions of the Lessee.

	9. To the knowledge of the Lessee, the IT Notes are not secured by any collateral other than the Collateral described in the Security Agreement, and the IT Notes are not guaranteed directly or indirectly by any Person nor are the holders of IT Notes assured against loss or nonpayment in any manner other than as contemplated by the Security Agreement and the other Basic Agreements. The Note Agreements do not contain any provision, term or condition which is inconsistent with, or contrary to, the Security Agreement, or which would violate, or cause the Company to be in violation of, the Credit Agreement or any other Basic Agreement and the Notes purchased and sold pursuant to the Note Agreements will constitute "IT Notes", as that term is defined in
Section 11.1 of the Note Agreements.

	IN WITNESS WHEREOF, the undersigned, a duly authorized officer, has signed this Certificate on behalf of the Lessee this 13th day of February, 1998.

				  SYSTEM ENERGY RESOURCES, INC.



				  By____________________________
				    Title:



Annex A

1.      Aggregate SLV of Nuclear Fuel as of 12/31/97

2.      Estimated Fuel Amortization from 1/1/98 to 2/13/98

3.      Estimated Accrued Daily Lease Charges at 2/13/98

4.      Cash and investments in Collateral Account at 2/13/98

5.      Total of (1) through (4)

6.      Outstandings under Credit Agreement at 2/13/98

7. Aggregate amount of IT Notes (including the Series C Notes) on 2/13/98

8.      Total of (6) plus (7)